Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: January 29, 2024

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FIRST QUARTER RESULTS

•The North America Solutions ("NAS") segment exited the first quarter of fiscal year 2024 with 151 active rigs and experienced an increase in revenue per day of approximately $1,000/day to $38,300/day on a sequential basis, while direct margins(1) per day increased by approximately $1,200/day to $18,700/day

•The Company reported fiscal first quarter net income of $95 million, or $0.94 per diluted share; including select items(2) of $(0.03) per diluted share

•Quarterly NAS operating income increased $16 million sequentially, while direct margins(1) increased $17 million to approximately $256 million, as revenues increased by $19 million to $594 million and expenses increased by $2 million to $338 million

•H&P's NAS segment anticipates exiting the second quarter of fiscal year 2024 between 154-159 active rigs

•The Company recently received preliminary notification of an award for seven super-spec rigs in the Middle East

•During the first fiscal quarter, the Company returned approximately $90 million of capital to shareholders as follows: $25 million in base dividends, $17 million in supplemental dividends and $47 million in share repurchases(3)

•On December 6, 2023, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.17 per share; both dividends are payable on February 27, 2024 to stockholders of record at the close of business on February 13, 2024

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $95 million, or $0.94 per diluted share, from operating revenues of $677 million for the quarter ended December 31, 2023, compared to net income of $78 million, or $0.77 per diluted share, from operating revenues of $660 million for the quarter ended September 30, 2023. The net income per diluted share for the first quarter of fiscal 2024 and fourth quarter of fiscal 2023 include $(0.03) and $0.08 of after-tax losses and gains, respectively, comprised of select items(2). For the first quarter of fiscal year 2024, select items were comprised of:

•$(0.03) of after-tax losses related to the non-cash fair market value adjustments to our equity investments

Net cash provided by operating activities was $175 million for the first quarter of fiscal year 2024 compared to net cash provided by operating activities of $215 million for the fourth quarter of fiscal year 2023.
Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
January 29, 2024

President and CEO John Lindsay commented, "The Company performed well both operationally and financially during the first fiscal quarter of 2024 despite the persistent volatility in crude oil and natural gas prices. During the quarter, the Company's stock price continued to trade as it has historically, with a strong correlation to crude oil prices and industry rig count. Decoupling from these traditional macro measures will require proving our ability to maintain returns above our cost of capital through the cycles, and I believe our fiscal first quarter results are another step in that direction.
"Expectations for modest incremental rig adds during the quarter were further tempered to some extent by the ongoing churn we are experiencing in the market and, as a result, we exited the December quarter at 151 active rigs, towards the lower end of our guidance range. We expect this churn to continue in the March quarter as E&P budgets are being reset in a relatively weaker commodity price environment, particularly on the natural gas side. From a North America Solutions margin perspective, the Company delivered direct margins that were higher on a sequential basis, indicating that our direct margins, like our rig count, may have experienced a trough during our fourth fiscal quarter of 2023. Looking out, we project our North America Solutions direct margins to remain relatively flat to up slightly during the March quarter.
"In our International Solutions segment we are very excited regarding recent developments that are tangible proof of our execution on our international expansion strategy. The Company recently received preliminary notification, subject to finalization of contractual agreements, that it has been awarded seven super-spec FlexRigs for work in a drilling campaign in the Middle East. These rigs are expected to commence operations shortly after delivery, which is currently scheduled for the first half of fiscal 2025. Additionally, these rigs will be sourced from our idle super-spec rigs in the U.S., converted to walking configurations, and further equipped to suit contractual specifications. Furthermore, in the Middle East we have been successful in contracting an additional rig in Bahrain. The super-spec rig to be utilized for this work is already located in the region as part of our Middle East hub and it is expected to commence operations during the summer of 2024. These are positive outcomes in our Middle East expansion strategy, and we look forward to further growth in the future."
Senior Vice President and CFO Mark Smith also commented, "During the quarter, we executed on our fiscal 2024 supplemental shareholder return plan, returning approximately $42 million to shareholders in the form of base and supplemental dividends. Additionally, we exhausted our calendar 2023 share repurchase authorization of 7 million shares by repurchasing roughly 1.3 million shares for approximately $47 million. At the start of the new calendar year, our share repurchase authorization was reset to 4 million shares. These actions demonstrate our prioritization of returning cash to shareholders and highlight our shareholder capital allocation strategy.
"Given the outlook for a lower level of crude oil production growth in the U.S. in 2024, combined with the recent volatility in commodity prices, we expect our rig count will only grow modestly in fiscal 2024. That is something we had already contemplated as part of our fiscal 2024 capex budget, so we do not currently believe we need to modify our capex plans. We believe current conditions highlight the continued need to remain focused on our NAS margins and reinforce support for the international expansion strategy we are undertaking. Along those lines, the planned capex for the recent seven-rig award was included in our fiscal 2024 capex budget that we announced last October. Furthermore, this award supports our goals of not only expanding internationally, but also reducing the available supply of our idle super-spec rigs in the U.S. market."
John Lindsay concluded, “Every year in this industry new challenges arise, many resulting from supply and demand dynamics that ultimately result in crude oil and natural gas price volatility. As difficult as it is to manage in these times, we also see these headwinds as opportunities to show-case the exceptional capabilities of our fleet and to demonstrate the value our technology, processes and people bring to providing drilling solutions for our customers. For our part, we will remain focused on our goals and execute toward their achievement in the long-term. Our recent successes on the international front are evidence of this with our announcement of securing work for eight rigs in the Middle East, subject to finalization of contractual agreements. Including the one rig contracted in August 2023, we now have plans to put nine additional rigs to work in the Middle East, which when they begin operations will nearly double our existing international active rig count."

News Release
January 29, 2024

Operating Segment Results for the First Quarter of Fiscal Year 2024

North America Solutions:
This segment had operating income of $144.5 million compared to operating income of $128.5 million during the previous quarter. The increase in operating income was primarily attributable to sequentially higher operating revenues offset by only a modest increase in direct operating expenses. Direct margin(1) increased by $17.3 million to $256.1 million sequentially.

International Solutions:
This segment had operating income of $5.4 million compared to an operating loss of $5.0 million during the previous quarter. The increase in operating income was mainly due to prior quarter results being adversely impacted by costs associated with preparing U.S. rigs for international deployment, additional expat expenses and a relatively large foreign currency loss. Direct margin(1) during the first fiscal quarter was $10.2 million compared to a $0.5 million loss during the previous quarter. Current quarter results included a $1.8 million foreign currency loss compared to a $4.6 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $3.1 million compared to operating income of $4.7 million during the previous quarter. Direct margin(1) for the quarter was $6.0 million compared to $7.4 million in the previous quarter primarily driven by the anticipated activity decline.

Operational Outlook for the Second Quarter of Fiscal Year 2024

North America Solutions:
•We expect North America Solutions direct margins(1) to be between $255-$275 million
•We expect to exit the quarter between approximately 154-159 contracted rigs

International Solutions:
•We expect International Solutions direct margins(1) to be between $1-$3 million, exclusive of any foreign exchange gains or losses; the projected sequential decline is due to one less rig operating in both Argentina and Colombia and expenses related to preparing rigs for export

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(1) to be between $4-$7 million

Other Estimates for Fiscal Year 2024
•Gross capital expenditures are still expected to be approximately $450 to $500 million;
▪ongoing asset sales that include reimbursements for lost and damaged tubulars and sales of other used drilling equipment offset a portion of the gross capital expenditures, and are still expected to total approximately $50 million in fiscal year 2024
•Depreciation for fiscal year 2024 is still expected to be approximately $390 million
•Research and development expenses for fiscal year 2024 are still expected to be roughly $30 million
•General and administrative expenses for fiscal year 2024 are still expected to be approximately $230 million
•Cash taxes to be paid in fiscal year 2024 are still expected to be approximately $150-$200 million

News Release
January 29, 2024

Select Items(1) Included in Net Income per Diluted Share

First quarter of fiscal year 2024 net income of $0.94 per diluted share included $(0.03) in after-tax losses comprised of the following:

•$(0.03) of non-cash after-tax losses related to fair market value adjustments to equity investments

Fourth quarter of fiscal year 2023 net income of $0.77 per diluted share included $0.08 in after-tax gains comprised of the following:

•$0.13 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.05 of after-tax gains related to net settlements and accruals of certain outstanding claims
•$(0.01) of non-cash after-tax losses related to the change in the fair value of certain contingent liabilities
•$(0.09) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina

Conference Call

A conference call will be held on Tuesday, January 30, 2024 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s first quarter fiscal year 2024 results. Dial-in information for the conference call is (800) 895-3367 for domestic callers or (785) 424-1061 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. At December 31, 2023, H&P's fleet included 233 land rigs in the United States, 22 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
January 29, 2024

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, future share repurchases, investments, active rig count projections, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending and budgets, outlook for domestic and international markets, conversion of rig awards to definitive agreements on the terms and timing currently expected, and actions by customers are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the second quarter of fiscal 2024 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.
(2) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(3) During the first fiscal quarter of fiscal 2024, H&P repurchased approximately 1.3 million shares for approximately $47 million.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
January 29, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
(in thousands, except per share amounts)	December 31,	September 30,		December 31,
	2023	2023		2022
OPERATING REVENUES
Drilling services	$674,565	$657,258		$717,170
Other	2,582	2,348		2,467
	677,147	659,606		719,637
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	403,303	408,555		428,251
Other operating expenses	1,137	1,160		1,126
Depreciation and amortization	93,991	94,593		96,655
Research and development	8,608	7,326		6,933
Selling, general and administrative	56,577	56,076		48,455
Asset impairment charges	—	—		12,097
Gain on reimbursement of drilling equipment	(7,494)	(10,233)		(15,724)
Other (gain) loss on sale of assets	(2,443)	8,410		(2,379)
	553,679	565,887		575,414
OPERATING INCOME	123,468	93,719		144,223
Other income (expense)
Interest and dividend income	10,734	7,885		4,705
Interest expense	(4,372)	(4,365)		(4,355)
Gain (loss) on investment securities	(4,034)	5,176		(15,091)
Other	(543)	10,299		58
	1,785	18,995		(14,683)
Income before income taxes	125,253	112,714		129,540
Income tax expense	30,080	35,092		32,395
NET INCOME	$95,173	$77,622	0	$97,145

Basic earnings per common share	$0.95	$0.78		$0.92

Diluted earnings per common share	$0.94	$0.77		$0.91

Weighted average shares outstanding:
Basic	99,143	99,427		105,248
Diluted	99,628	99,884		106,104

News Release
January 29, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
(in thousands except share data and share amounts)	2023	2023
ASSETS
Current Assets:
Cash and cash equivalents	$214,104	$257,174
Restricted cash	65,137	59,064
Short-term investments	84,121	93,600
Accounts receivable, net of allowance of $3,948 and $2,688, respectively	435,819	404,188
Inventories of materials and supplies, net	101,419	94,227
Prepaid expenses and other, net	88,080	97,727
Assets held-for-sale	—	645
Total current assets	988,680	1,006,625

Investments	263,443	264,947
Property, plant and equipment, net	2,970,371	2,921,695
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	58,968	60,575
Operating lease right-of-use asset	62,254	50,400
Other assets, net	31,959	32,061
Total other noncurrent assets	198,834	188,689

Total assets	$4,421,328	$4,381,956

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$157,302	$130,852
Dividends payable	41,993	25,194
Accrued liabilities	269,691	262,885
Total current liabilities	468,986	418,931

Noncurrent Liabilities:
Long-term debt, net	545,292	545,144
Deferred income taxes	510,015	517,809
Other	137,389	128,129
Total noncurrent liabilities	1,192,696	1,191,082

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of December 31, 2023 and September 30, 2023, and 98,623,747 and 99,426,526 shares outstanding as of December 31, 2023 and September 30, 2023, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	506,672	525,369
Retained earnings	2,743,794	2,707,715
Accumulated other comprehensive loss	(7,847)	(7,981)
Treasury stock, at cost, 13,599,118 shares and 12,796,339 shares as of December 31, 2023 and September 30, 2023, respectively	(494,195)	(464,382)
Total shareholders’ equity	2,759,646	2,771,943
Total liabilities and shareholders' equity	$4,421,328	$4,381,956

News Release
January 29, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95,173	$97,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,991	96,655
Asset impairment charges	—	12,097
Provision for credit loss	1,309	3,358
Stock-based compensation	7,672	8,273
Loss on investment securities	4,034	15,091
Gain on reimbursement of drilling equipment	(7,494)	(15,724)
Other gain on sale of assets	(2,443)	(2,379)
Deferred income tax expense (benefit)	(7,829)	188
Other	(856)	7,274
Changes in assets and liabilities	(8,759)	(36,603)
Net cash provided by operating activities	174,798	185,375

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(136,411)	(96,027)
Purchase of short-term investments	(46,250)	(41,641)
Purchase of long-term investments	(291)	(16,237)
Proceeds from sale of short-term investments	57,956	40,758
Proceeds from asset sales	11,929	30,978
Net cash used in investing activities	(113,067)	(82,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(42,294)	(51,764)
Payments for employee taxes on net settlement of equity awards	(8,820)	(9,483)
Payment of contingent consideration from acquisition of business	(250)	(250)
Share repurchases	(47,364)	(39,060)
Net cash used in financing activities	(98,728)	(100,557)
Net increase (decrease) in cash and cash equivalents and restricted cash	(36,997)	2,649
Cash and cash equivalents and restricted cash, beginning of period	316,238	269,009
Cash and cash equivalents and restricted cash, end of period	$279,241	$271,658

News Release
January 29, 2024

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands, except operating statistics)	2023	2023	2022
NORTH AMERICA SOLUTIONS
Operating revenues	$594,282	$575,188	$627,163
Direct operating expenses	338,208	336,374	366,855
Depreciation and amortization	87,019	87,883	89,814
Research and development	8,689	7,406	7,059
Selling, general and administrative expense	15,876	15,003	14,190
Asset impairment charges	—	—	3,948
Segment operating income	$144,490	$128,522	$145,297
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$256,074	$238,814	$260,308
Revenue days[3]	13,711	13,672	16,578
Average active rigs[4]	149	149	180
Number of active rigs at the end of period[5]	151	147	184
Number of available rigs at the end of period	233	233	235
Reimbursements of "out-of-pocket" expenses	$69,728	$65,582	$79,159

INTERNATIONAL SOLUTIONS
Operating revenues	$54,752	$53,183	$54,801
Direct operating expenses	44,519	53,650	40,977
Depreciation	2,334	2,400	1,392
Selling, general and administrative expense	2,476	2,156	2,709
Asset impairment charges	—	—	8,149
Segment operating income (loss)	$5,423	$(5,023)	$1,574
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$10,233	$(467)	$13,824
Revenue days[3]	1,173	1,170	1,140
Average active rigs[4]	13	13	12
Number of active rigs at the end of period[5]	12	13	13
Number of available rigs at the end of period	22	22	20
Reimbursements of "out-of-pocket" expenses	$3,384	$2,484	$2,856

OFFSHORE GULF OF MEXICO
Operating revenues	$25,531	$28,880	$35,164
Direct operating expenses	19,579	21,489	25,691
Depreciation	2,068	1,951	1,894
Selling, general and administrative expense	832	772	833
Segment operating income	$3,052	$4,668	$6,746
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$5,952	$7,391	$9,473
Revenue days[3]	289	368	368
Average active rigs[4]	3	4	4
Number of active rigs at the end of period[5]	3	4	4
Number of available rigs at the end of period	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,827	$7,439	$7,189

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 92 days for the three months ended December 31, 2023 and 2022 and the three months ended September 30, 2023).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
January 29, 2024

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

Income from discontinued operations was presented as a separate line item on our Unaudited Condensed Consolidated Statements of Operations during the three months ended December 31, 2022. To conform with the current fiscal year presentation, we reclassified amounts previously presented in Income from discontinued operations, which were not material, to Other within Other income (expense) on our Unaudited Condensed Consolidated Statements of Operations for the three months ended December 31, 2022.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2023	2023	2022
Operating income (loss)
North America Solutions	$144,490	$128,522	$145,297
International Solutions	5,423	(5,023)	1,574
Offshore Gulf of Mexico	3,052	4,668	6,746
Other	(67)	2,272	4,677
Eliminations	334	158	2,310
Segment operating income	$153,232	$130,597	$160,604
Gain on reimbursement of drilling equipment	7,494	10,233	15,724
Other gain (loss) on sale of assets	2,443	(8,410)	2,379
Corporate selling, general and administrative costs and corporate depreciation	(39,701)	(38,701)	(34,484)
Operating income	$123,468	$93,719	$144,223
Other income (expense):
Interest and dividend income	10,734	7,885	4,705
Interest expense	(4,372)	(4,365)	(4,355)
Gain (loss) on investment securities	(4,034)	5,176	(15,091)
Other	(543)	10,299	58
Total unallocated amounts	1,785	18,995	(14,683)
Income before income taxes	$125,253	$112,714	$129,540

News Release
January 29, 2024

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	January 29,	December 31,	September 30,	Q1FY24
	2024	2023	2023	Average
U.S. Land Operations
Term Contract Rigs	93	89	85	87
Spot Contract Rigs	61	62	62	62
Total Contracted Rigs	154	151	147	149
Idle or Other Rigs	79	82	86	84
Total Marketable Fleet	233	233	233	233

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 12/31/23)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY24	FY24	FY24	FY25	FY25	FY25	FY25
U.S. Land Operations	91.3	85.0	74.0	43.0	30.5	22.3	20.9
International Land Operations	7.0	6.7	5.9	5.0	4.4	3.7	3.0
Offshore Operations	—	—	—	—	—	—
Total	98.3	91.7	79.9	48.0	34.9	26.0	23.9
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
January 29, 2024

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended December 31, 2023
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$95,173	$0.94
(-) Fair market adjustment to equity investments	$(4,102)	$(1,005)	$(3,097)	$(0.03)
Adjusted net income			$98,270	$0.97

	Three Months Ended September 30, 2023
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$77,622	$0.77
(-) Fair market adjustment to equity investments	$17,286	$4,715	$12,571	$0.13
(-) Net settlements and accruals related to certain outstanding claims	$7,112	$1,913	$5,199	$0.05
(-) Contingent liabilities	$(2,000)	$(583)	$(1,417)	$(0.01)
(-) Losses on a Blue Chip Swap transaction	$(12,158)	$(3,270)	$(8,888)	$(0.09)
Adjusted net income			$70,157	$0.69

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
January 29, 2024

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.

	Three Months Ended December 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$144,490	$5,423	$3,052
Add back:
Depreciation and amortization	87,019	2,334	2,068
Research and development	8,689	—	—
Selling, general and administrative expense	15,876	2,476	832
Direct margin (Non-GAAP)	$256,074	$10,233	$5,952

	Three Months Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$128,522	$(5,023)	$4,668
Add back:
Depreciation and amortization	87,883	2,400	1,951
Research and development	7,406	—	—
Selling, general and administrative expense	15,003	2,156	772
Direct margin (Non-GAAP)	$238,814	$(467)	$7,391

	Three Months Ended December 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$145,297	$1,574	$6,746
Add back:
Depreciation and amortization	89,814	1,392	1,894
Research and development	7,059	—	—
Selling, general and administrative expense	14,190	2,709	833
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$260,308	$13,824	$9,473